Exhibit 10.1 — Agreement dated July 21, 2006
July 21, 2006
PERSONAL & CONFIDENTIAL
Board of Directors
infoUSA Inc.
Gentlemen:
     I am writing this letter to inform the Board of Director that, for a period ending on July 21, 2007 (the “Covered Period”), I will not directly or indirectly acquire any additional securities of the infoUSA Inc. (the “Company”), except that I may exercise stock options that have been granted to me by the Company. This letter will not apply, however, if the Company (a) announces that it has entered into an agreement with a third party that contemplates a merger, consolidation, sale of substantially all of the assets or business combination involving the Company, or (b) the Company announces that it has entered into an agreement with a third party that contemplates a change of control of the Company by tender offer, exchange offer or otherwise or the Board of Directors has publicly recommended such a transaction.
     The Company and I acknowledge and agree that during the Covered Period, so long as I am in compliance with my obligations under this letter, the Company shall not take any action to modify, extend or amend the Company’s Preferred Shares Rights Agreement with Norwest Bank N.A. Minnesota, (as amended, the “Rights Agreement”) to directly or indirectly include me in the definition of “Acquiring Person” as such term is used in the Rights Agreement or take any action including amending the Rights Agreement or adopting any other rights agreement, plan or other arrangement that has the direct or indirect effect of including me within the purview of the Rights Agreement or such other rights agreement, plan or arrangement.
Best regards,
/s/ VINOD GUPTA
Vinod Gupta
ACCEPTED AND AGREED
infoUSA Inc.
(acting on authority of the Board of Directors of the Company)
/s/ BILL L. FAIRFIELD
By:       Bill L. Fairfield
Its:       Lead Independent Director